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                           [PLANETCAD INC. LETTERHEAD]


                                December 5, 2001

Eric A. Wiessmann
President
PCD Investments LLC
1871 Folsom Street, Suite 106
Boulder, CO 80302


Dear Mr. Weissmann:

                  Our Board of Directors has discussed your unsolicited proposal to purchase all of the outstanding shares of PlanetCAD Inc. at a price of $0.24 per share. After careful deliberation, and in accordance with the Board's fiduciary duties, the Board rejected your proposal, having concluded that it is not in the best interests of PlanetCAD and its stockholders. The Board made this determination after discussing reports from our management and legal advisors. We believe that your proposal is inadequate and not reflective of PlanetCAD's true value.

                  We strongly disagree with the allegations in your December 4, 2001 letter and do not intend to respond to them on a claim by claim basis. We will resist any attempt by PCD Investments, LLC to take the value of PlanetCAD's assets and strategic growth plans from PlanetCAD's stockholders. We are carefully reviewing your letter with our counsel and advisors and may take additional steps to protect our stockholders' interests as warranted.

                                  Sincerely,

                                  /s/ Jim Bracking

                                  Jim Bracking
                                  Chief Executive Officer